Exhibit 23.1

Consent of
Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Fifth Amended and Restated Key Employee Stock Option Plan of DragonWave Inc. of our report dated April 17, 2009 (except for note 20, which is as of August 25, 2009), with respect to the consolidated financial statements of DragonWave Inc. included in its Form F-10 filed with the Securities and Exchange Commission on October 14, 2009, and of our reports dated April 23, 2010 with respect to the consolidated financial statements of DragonWave Inc. for the years ended February 28, 2010 and February 28, 2009 included in its Form 40-F filed with the Securities and Exchange Commission on May 7, 2010.

/s/ Ernst & Young LLP
Ottawa, Canada,	Chartered Accountants
June 25, 2010.	Licensed Public Accountants